Exhibit 99.1

UTStarcom Q1 2003 Earnings Results: Best Quarter in Company’s History

Company Reaches 13 Consecutive Quarters of Profitability With Record Revenues And Earnings, and Raises Guidance for 2003

ALAMEDA, Calif., April 16 /PRNewswire-FirstCall/ — UTStarcom, Inc. (Nasdaq: UTSI), a leading global provider of wireless and wireline access and IP switching solutions, today reported record revenues and earnings for its first quarter ended March 31, 2003. UTStarcom will conduct a conference call today, Wednesday, April 16, at 1:30 p.m. PDT to discuss these results. (Please see Conference Call section below for dial-in numbers.)

(Photo: http://www.newscom.com/cgi-bin/prnh/20001102/UTSILOGO )

“Again, it is my privilege to report such positive news for UTStarcom. The record revenues and earnings for the first quarter of the year mark the best results in the company’s history,” said Hong Lu, chief executive officer of UTStarcom, Inc. “Our focus on financial success, global expansion, technology leadership, and sustainability for long-term growth on a global basis will continue to demonstrate our commitment to deliver tremendous value for our customers and strong financial results for our investors.”

Net sales for the first quarter of 2003 increased to $330.5 million, an increase of 80% over the $183.7 million in net sales reported in the prior year period.

Net income for the first quarter of 2003 increased 113% year-over-year to $37.3 million, or $0.33 per share, compared to net income of $17.5 million, or $0.15 per share, for the first quarter of 2002.

“The unparalleled demand across all of UTStarcom’s product lines continues to drive strong revenue growth for the company,” added Mike Sophie, chief financial officer of UTStarcom, Inc. “Both operationally and financially, UTStarcom continues to execute on and exceed its stated goals, allowing us to once again, raise guidance going forward.”

Raising Guidance:

UTStarcom is raising its guidance for 2003 and building the CommWorks acquisition into that guidance. CommWorks is expected to close in late Q2 and therefore should not contribute any revenue for the second quarter. As previously discussed, an In-Process Research and Development charge of approximately $8 million and Operating Expenses of approximately $4 million related to the acquisition will be recorded in Q2. CommWorks is expected to contribute approximately $25 million in revenue and be neutral to EPS in the third quarter and contribute revenue of $25—$30 million and be $0.01—$0.02 accretive to EPS in the fourth quarter. With that, the full-year revised Company guidance is as follows:

Revenue for the second quarter of 2003 is expected to be in the range of $380 to $390 million, with earnings per share expected to be approximately $0.29—$0.30 for the quarter on a GAAP basis, inclusive of ($0.09) charge for CommWorks. Revenue for the full-year 2003 is expected to be approximately $1.65 to $1.7 billion, as compared to the upward guidance of $1.4 billion given in March of this year. Earnings per share for 2003 is expected to be approximately $1.50—$1.51 on a GAAP basis, inclusive of ($0.09) charge for CommWorks anticipated in Q2, as compared to the upward guidance of $1.44 given in March.

Key Highlights for Q1 2003

Stellar Financial Performance

•                       Best Q1 performance in company’s history:  Revenues of $330.5 million, EPS $0.33.

•                       Announced more than $350 million in contracts in the first quarter, adding substantial incremental visibility to the record $605 million backlog entering 2003.

•                       Raised first quarter and fiscal-year guidance in March following strong sales and optimistic year-end outlook.

•                       Logged 13th consecutive quarter of profitability since March 2000 IPO, once again exceeding street estimates.

Global Leadership

•                       In China, the number of subscribers on UTStarcom’s PAS networks increased by 1.8 million to 9.3 million at the end of Q1.

•                       Extended PAS contracts for the first time to Guizhou, one of China’s Western provinces.

•                       Announced first IP-DSLAM contracts with China Netcom and follow-on contracts for IP-DSLAM with China Telecom, bringing the total number of lines deployed to over 200,000.

•                       Announced $100 million expansion of IP-based DSLAM deployment for Yahoo! BB in Japan, where more than two million people had subscribed for service as of March 2003.

•                       Launched first iPAS wireless access service in Ho Chi Minh, Vietnam with Vietnam Post and Telecommunications.

Strategic International Expansion

•                       Entered into an agreement to acquire selected assets of CommWorks, the carrier-focused division of 3Com Corporation, for $100 million.

•                       Establishes a global platform for profitable growth that leverages CommWorks’ diverse, blue-chip customer base, which includes 17 of the top 20 service providers in the world, primarily in the US and Europe.

•                       Gains strong portfolio of CommWorks’ wireline, wireless, and IP switching products that perfectly complements and extends UTStarcom’s existing product line.

•                       Obtains access to CommWorks’ world-class customer support and professional services organization, providing steady and recurring revenue and new sales opportunities.

Market Strength

•                       #1 in Worldwide Softswitch Market for 2002 (Infonetics Research)

•                       #1 in Worldwide PAS Market with nearly 10 million users worldwide, continue to hold 60% share in China

•                       #2 in Worldwide DSLAM Market for 2002 (Infonetics Research, Synergy Research Group)

Conference Call

The company will conduct a conference call, which is open to the public, to discuss these results. The call will take place at 1:30 p.m. (PDT) on Wednesday, April 16. The conference call dial-in numbers are as follows: United States — 888-428-4479; International — 612-288-0329.

A replay of the call will be available from approximately 5:00 p.m. (PDT) on April 16 to 11:59 p.m. (PDT) on April 23. The conference call replay numbers are as follows: United States — 800-475-6701; International — 320-365-3844. The Access Code is 681569. Investors will also have the opportunity to listen to the conference call and the replay over the Internet through UTStarcom’s Web site at: http://www.utstar.com.

To listen to the live call, please go to the Web site at least 15 minutes early to register, and to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will also be available on this site.

About UTStarcom, Inc.

Founded in 1991 and headquartered in Alameda, California, UTStarcom is a leading global provider of wireless and wireline access and IP switching solutions. The company designs, manufactures, sells, and installs an integrated suite of future-ready access network and next-generation switching solutions. We enable wireless and wireline operators in fast-growth markets worldwide to offer voice, data, and Internet access services rapidly and cost effectively by utilizing their existing infrastructure.

UTStarcom’s products provide a seamless migration from wireline to wireless, from narrowband to broadband, and from circuit— to packet-based networks by employing “Next Generation Network Technology. Now.” The company’s customers include public telecommunications service providers that operate wireless and wireline voice and data networks in rapidly growing communications markets around the world.

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Forward-Looking Statements

This release includes forward-looking statements, including the foregoing statements regarding continued strength of the Company’s business in China and in international markets as well as across product lines, the Company’s ability to replicate its success in China in international markets, the guidance given for anticipated revenue and earnings per share for the first quarter and full-year of 2003, and the impact of backlog. These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially. These risk factors include rapidly changing technology, the changing nature of global telecommunications markets, particularly in China, the termination of significant contracts, the direction and results of future research and development efforts, evolving product and applications standards, reduction or delays in system deployments, product transitions, potential non-realization of backlog, changes in demand for and acceptance of the Company’s products, general adverse economic conditions, and trends and uncertainties such as changes in government regulation and licensing requirements, particularly in China. The Company also refers readers to the risk factors identified in its latest Registration Statement on Form S-3, its Annual Report on Form 10-K, and its Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission.

UTStarcom, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended
	March 31 2003	March 31 2002

Net sales	$330,520	$183,690

Cost of sales	217,835	118,048
Gross profit	112,685	65,642

Operating expenses:
Selling, general and administrative	37,583	23,686
Research and development	26,812	19,197
In process research and development	1,320	—
Amortization of intangible assets	695	477
Total operating expenses	66,410	43,360

Operating income	46,275	22,282

Interest and other income (expenses)	4,490	1,079
Equity in income (loss) of affiliated companies	(975)	(793)
Income before income taxes and minority interest	49,790	22,568
Income tax expense	12,447	4,514
Minority interest in (earnings) of consolidated subsidiaries	—	(528)

Net income	$37,343	$17,526

Basic earnings per share	$0.35	$0.16

Diluted earnings per share	$0.33	$0.15
Weighted average shares used in per-share calculation:
Basic	107,358	110,044
Diluted	111,953	116,758

	Three months ended
	March 31 2003	March 31 2002

1. The above unaudited financial statements include the following non-cash expenses:
Cost of Sales	3	7
Selling, general and administrative	118	542
Research and development	594	797
Total stock compensation expense	$715	$1,346

Amortization of intangible assets	$695	$477

In-process research and development	$1,320	$—

Impairment in investment portfolio	$223	$440

UTStarcom, Inc.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31 2003	December 31, 2002
	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term
investment	$604,141	$339,249
Accounts receivable, net	255,267	222,050
Inventories, net	794,468	424,666
Prepaid expenses	87,084	47,220
Other current assets	88,141	74,187
Total current assets	1,829,101	1,107,372
Property, plant and equipment, net	106,880	98,511
Long-term investments	25,651	35,360
Goodwill and intangible assets, net	55,379	49,820
Other long term assets	29,425	14,489
Total assets	$2,046,436	$1,305,552

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$476,885	$256,980
Income taxes payable	18,925	13,003
Deferred revenue	257,207	164,247
Other	118,243	104,927
Total current liabilities	871,260	539,157
Long-term debt	402,500	—
Total liabilities	1,273,760	539,157

Stockholders’ equity:
Common stock	136	135
Additional paid-in capital	626,235	658,546
Deferred stock compensation	(11,058)	(11,766)
Retained earnings	157,863	120,520
Receivable from shareholders	(282)	(282)
Other comprehensive (loss)	(218)	(758)
Total stockholders’ equity	772,676	766,395

Total liabilities and stockholders’ equity	$2,046,436	$1,305,552

	March 31 2003	December 31, 2002
	(unaudited)
Inventories are made up of the following:

Inventories at factories	215,015	132,735
Inventories at customer locations	579,453	291,931

	794,468	424,666